Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors contact:	Media contact:
Linda Snyder	Robert Schettino
408/220-8405	408/220-8179
Linda_snyder@hyperion.com	Robert_schettino@hyperion.com

HYPERION COMPLETES ACQUISITION OF BRIO SOFTWARE

Combined Company Offers Broadest Set of Interoperable
Business Performance Management Solutions

SUNNYVALE, Calif., October 16, 2003 – Hyperion (Nasdaq: HYSL), the global leader in Business Performance Management software, today announced that it has completed the acquisition of Brio Software (Nasdaq: BRIO) following today’s vote of approval by Brio’s stockholders.

     Under the terms of the definitive agreement announced on July 23, 2003, each outstanding share of Brio common stock will be converted into the right to receive 0.109 of a share of Hyperion common stock and $0.363 in cash. Based on the closing price of Hyperion’s stock on October 15, 2003, the transaction was valued at approximately $156 million. Effective immediately, Brio common stock will no longer trade on the Nasdaq Stock Market.

     In connection with the acquisition, Hyperion issued approximately 4.2 million common shares to former Brio stockholders and reserved approximately 1.1 million common shares for issuance in connection with stock options assumed in the transaction.

     The company expects the acquisition to be accretive to earnings per share on a GAAP basis in calendar 2004 and will provide further details during its fiscal first-quarter 2004 financial results conference call at 5 p.m. Eastern on October 21, 2003.

     With this acquisition, Hyperion brings the broadest set of interoperable Business Performance Management solutions to the marketplace. Hyperion sells Brio’s award-winning products as stand-alone Business Intelligence products and as part of its Business Performance Management solutions, to help further its vision of providing customers breakthrough performance to thousands of users everywhere throughout the organization.

     “We are pleased to have completed this transaction so quickly and are well underway in our efforts to implement a successful integration,” said Jeff Rodek, Hyperion’s chairman and chief executive officer. “With the combined company, we offer a more complete product line that enhances our competitive position, expands our addressable market in a very exciting area of software, and enhances our leadership in enterprise Business Performance Management. Hyperion and Brio have strongly aligned cultures and a similar vision for Business Performance Management that will benefit customers, employees, partners and shareholders.”

About Hyperion

Hyperion is the global leader in Business Performance Management software. More than 9,000 customers rely on Hyperion software to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. Hyperion combines the most complete set of interoperable applications with the leading Business Intelligence platform to support and create Business Performance Management solutions. A network of more than 600 partners provides the company’s innovative and specialized solutions and services.

Headquartered in Sunnyvale, California, Hyperion employs nearly 2,500 people in 20 countries and is represented in 25 additional countries through distributor relationships. Hyperion, together with recently acquired Brio Software Inc., generated combined annual revenues of $614 million for the fiscal year ending June 30, 2003. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contact us or call 800 286 8000 (U.S. only).

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Hyperion’s acquisition of Brio Software, Hyperion’s expected performance (including without limitation as described in the quotations from management in this press release), as well as Hyperion’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the reaction of customers of Hyperion and Brio Software to the transaction; Hyperion’s ability to successfully integrate Brio Software’s operations and employees; the introduction of new products by competitors or the entry of new competitors into the markets for Hyperion’s and Brio Software’s products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Hyperion’s business and financial results is included in Hyperion’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. For more information and additional risk factors regarding Brio Software, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Brio Software’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, and in other reports filed by Brio Software with the SEC. Neither Hyperion nor Brio Software undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release.

# # #

Hyperion is a registered trademark of Hyperion Solutions Corporation. All other trademarks and company names mentioned are the property of their respective owners.